Exhibit 10.31
September 28, 2010
Kaye Foster-Cheek
64 Concord Lane
Skillman, NJ 08558
REVISED OFFER
Dear Kaye,
On behalf of Onyx Pharmaceuticals, it is a great pleasure to extend you an offer of employment as Senior Vice President, Global Human Resources reporting to me and you shall perform such services and duties as are customarily performed by senior executives in your position as more specifically described in the Position Profile attached hereto as Attachment A. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our exciting team. We are pleased to offer you the following:
Start Date: You will commence your employment with the Company on September 30, 2010.
Salary: Your semi-monthly salary will be $14,166.67 totaling $340,000 per year. Future increases may be awarded on the basis of performance. Your salary will be reviewed annually thereafter in accordance with the Company’s policy in effect for similarly-situated executives.
Bonus: You are eligible, at the end of each year, to receive an annual bonus amount of up to 45% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you. If you leave at any time during a year, you are not eligible for any prorated amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.
At Onyx, our salary merit increases and potential bonus amounts are based upon the assumption that an employee has provided services to the Company for the entire calendar year. Therefore, if you join Onyx at any time between January 1 and October 1 of any calendar year, your potential salary merit increase and potential bonus, if either is awarded, will be prorated for the actual amount of service you provide during that calendar year. If you join Onyx after September 30 of any calendar year, you will not be considered eligible for a salary merit increase or bonus for that year.

Stock: You will be granted stock options to purchase 91,000 shares of Onyx Common Stock at an exercise price equal to the fair market value (as determined under the applicable stock plan), effective as of your start date. The options will be issued pursuant to the Company’s standard Option Agreement and applicable stock plan. These options will become vested and exercisable in installments based upon your continued service as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four-year vesting period. In addition, you will be awarded a restricted stock grant of 13,000 shares of the Company’s Common Stock. The shares subject to the restricted stock award shall vest in a series of three (3) successive equal annual installments over the three-year period commencing from the grant date; provided that your continuous service has not terminated prior to each vesting date. In addition to these options and restricted shares, Onyx employees are eligible for annual option grants based on individual performance. If you join Onyx after September 30 of any calendar year, you will not be considered eligible for an annual stock grant for that year.
Benefits: You will be eligible to participate in the Company’s medical, dental, vision, EAP, life insurance, short-term and long-term disability insurance programs pursuant to the terms of these plans and in our vacation, sick and holiday programs in accordance with Company policy. You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan. In addition, you may choose to have additional Voluntary Term Life insurance, at your own expense, for you and your eligible dependents.
Relocation: Subject to your continued employment, you will be eligible to earn up to $300,000 to be used toward expenses incurred in relocating to the San Francisco Bay Area. On the first payroll pay date after your start date, the Company will pay you a lump sum cash payment equal to twenty-five percent (25%), that is, $75,000, of this relocation payment. Subject to your purchase of a residence in the San Francisco Bay Area which shall serve as your primary residence on or before the second anniversary of your start date and your continued employment with the Company through the closing date, the Company will pay to you, in a cash lump sum payment, the remaining three-quarters (75%), that is, $225,000, of the relocation payment on the closing date of the purchase of such home, with such sum to be used toward the purchase price of your home. You agree to provide at least fifteen days advance written notice to the Company’s payroll department of such closing date. In addition to the $300,000 relocation payment, Onyx will reimburse you, subject to submission of necessary and appropriate documentation within thirty days, for the costs of the actual movement of your household goods, as well as, for you and your family’s one-way travel to the Bay Area. Additionally, Onyx has retained a company to assist you in your relocation.
Onyx is expecting you to complete your relocation within twenty-four (24) months from your date of hire. If you have not relocated to the Bay Area, and if you have not purchased a new home in the Bay Area on or before the second anniversary of your start date, you are obligated to reimburse Onyx for any amount of the relocation payments received by you through such date, including any housing assistance.
If, within 24 months after your start date, either your employment with the Company is terminated by the Company for Cause, or you resign your employment (except for a Constructive Termination), then you will, upon request, reimburse any relocation payment(s) or reimbursements previously paid to you in association with your relocation. If, however, your employment either is terminated by the Company without Cause (or due to your death or disability), or is terminated by you due to a Constructive Termination, then you will not be required to repay any such amounts. The terms “Cause” and “Constructive Termination” used in this paragraph shall have the meanings set forth in the Executive Severance Benefit Plan.
Housing Assistance: For the first thirty (30) months of your employment, Onyx will provide you with monthly housing assistance in the amount of $3,250. Your housing assistance will be included in your regular payroll and will be subject to required deductions and withholdings. Should you leave Onyx at any time during this thirty-month period for any reason, your monthly housing assistance will cease but in no event shall you be required to repay any monthly housing assistance amounts previously paid to you as of the date of your termination of employment.

Housing Stock Award: Effective on your start date, you will be granted a special restricted stock award for four thousand eight hundred (4,800) shares of the Company’s Common Stock (the “Housing Stock Award”) which will vest in full, subject to your continued service with the Company and subject to the conditions in the following sentence, on the closing date of your purchase of a residence in the San Francisco Bay Area which shall serve as your primary residence (the “Closing Date”). If you have not purchased a primary residence in the San Francisco Bay Area within eighteen (18) months from your start date, or if your employment with the Company terminates for any reason prior to the Closing Date, then the Housing Stock Award lapses entirely and will not vest regardless of any subsequent residential purchase by you. Notwithstanding any language to the contrary in any agreement you may have with the Company (including but not limited to the Change in Control Agreement) or the Company’s equity incentive plan, the Housing Stock Award shall not be subject to any acceleration of vesting, including but not limited to any accelerated vesting under the Change in Control Agreement, and will vest only in accordance with this offer of employment.
All of the relocation and housing assistance payments described herein will be subject to required deductions and withholdings. The Company makes no representations to you regarding the tax treatment of the relocation and housing assistance to be provided to you. You acknowledge and agree that you have been represented by your own counsel in the preparation of this letter agreement, and have been advised by such counsel of the tax effects of the amounts payable to you hereunder.
This offer is contingent upon your providing legally required evidence of your right to work in the United States, as well as Onyx’s successful completion of your references and background check. In consideration of your employment, you also agree to conform to the rules and standards of the Company. You will be eligible to enter into the Onyx Executive Change in Control Severance Benefits Agreement previously provided to you and may sign and return it with the signed offer letter. This agreement will set forth the terms of the change of control benefits to which you will be entitled.
In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States. Accordingly, we request that you provide us with a copy of an appropriate document for this purpose within 72 hours of your employment date.
Your employment is “at will.” You or Onyx may terminate your employment at any time, with or without cause, and with or without advance notice. Notwithstanding the foregoing, you may be entitled to receive certain severance benefits under the Executive Severance Plan and/or the Onyx Executive Change in Control Severance Benefits Agreement (once you sign it) pursuant to the terms of this Plan and/or Agreement. The consideration you receive hereunder, including payments for Relocation, Housing Assistance and the value of any stock awards, shall not be governed by the terms of the Executive Severance Plan or the Onyx Executive Change in Control Severance Benefits Agreement and shall not be construed as a benefit used to reduce, offset, or limit in any way, any payment or benefit to which you may become entitled under such Plan or Agreement.
This offer letter when signed by you, along with your Employee Confidential Information and Inventions Assignment Agreement (which you already have signed and returned), the Executive Severance Plan, and the Onyx Executive Change in Control Severance Benefits Agreement (if subsequently signed by you), will collectively constitute the entire agreement between Onyx and you regarding your employment, and these agreements supersede all prior representations, negotiations and agreements pertaining to your employment, whether written or oral. These written agreements shall not be modified except in a writing signed by Onyx’s CEO (or designee) and no employee or representative of the Company, other than its CEO (or designee), has the authority to make any express or implied agreement contrary to the foregoing.

We are very enthusiastic about the prospect of having you on the Onyx team and we are confident that you will make a valuable contribution to the success of the company.
If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Employee Confidential Information and Inventions Assignment Agreement to me.
Should you have any questions regarding the provisions of employment, please contact me at 510-597-6543 or Judy Batlin at 510-597-6544.

Sincerely,
/s/ N. Anthony Coles
N. Anthony Coles, M.D.
President and Chief Executive Officer

I accept Onyx Pharmaceutical’s offer of employment on the terms stated.

/s/ Kaye Foster-Cheek	9/30/10	September 30, 2010

Accepted (signature)	Date	Expected Start Date

ATTACHMENT A
ONYX PHARMACEUTICALS
POSITION PROFILE FOR SENIOR VICE PRESIDENT OF GLOBAL RESOURCES
DUTIES AND RESPONSIBILITIES
The Role
Reporting to the Chief Executive Officer (CEO), the Senior Vice President of Global Human Resources will direct all aspects of the human resource function at Onyx Pharmaceuticals for both U.S. and global operations, as they emerge. This includes staffing, recruiting and retention, compensation, benefits, performance management, organizational learning and development, organizational structure and design, employee relations, regulatory, and legal compliance with country specific and appropriate international laws. A critical goal for this position will be expanding human resource capabilities and activities to accommodate the company’s near-term expansion in the global marketplace. The Senior Vice President of Human Resources will partner closely with the CEO and the Leadership Team to provide the support and guidance necessary to enable each function to perform at its highest level of effectiveness and will be responsible for leading the strategic management of our most valuable asset, our people. This individual will be tasked with developing the current team as the company establishes itself as a world-class organization, including appropriate infrastructure to facilitate and sustain growth, both organically and through acquisitions. She will play a pivotal role in ensuring the company achieves its cultural, organizational and talent objectives in order to support the business. In this regard, there will be a heavy emphasis on implementing world-class HR systems, programs and controls to ensure that the organization performs at its highest capability. In addition to being the thought leader for the Human Resources function, she will help develop, lead and communicate a mission and organization philosophy that defines Onyx’s evolving direction, culture and operating style, and will play an integral role in upgrading the organization’s capabilities and competencies. She will have the primary responsibility to insure that Onyx attracts, develops and retains high-quality talent at all levels in a continuous pipeline to support the company’s growth objectives.
Key Contributions
•	Serve as a strategic business partner and resource to the CEO and his Leadership team, at the senior management level, to help create change within Onyx by developing and promoting progressive Human Resource programs that have practical implications for a growth oriented company.

•	Provide leadership across the organization; act as a catalyst/support mechanism for an organization expanding into global markets.

•	Calibrate the capabilities of existing senior management and assess need for change in the context of the evolving culture, operating style and roles. Work to build a sustainable and diverse talent base across the company through effective plans and programs aimed at sourcing, evaluating, recruiting, assimilating and growing talent.

•	Partner with other Leadership Team members to structure, staff, and create competitive compensation plans for employees located across the globe.

•	Drive the development of tools, processes, systems, and programs to grow the organization and function globally and to ensure that Onyx remains a leader in innovative human resource management and organizational development.

•	Drive the creation of country-specific agreements to establish and staff field sales and operations offices globally.

•	Provide leadership to the international human resources team and ensure the development of all team members. Staff and enable optimal performance across multiple locations.

•	Build the reputation of the function to be a customer-focused, highly solutions-oriented team with global capabilities serving the needs of the entire organization.

•	Establish strong connections with key stakeholders, external vendors, and consultants.

•	Proactively partner with executive team members to “get ahead” of the staffing needs.

•	Act as project sponsor for benefits and compensation initiatives to ensure reviews and projects are executed according to plan.

•	Manage the performance development process by understanding the needs of the organization around “performance.” Implement changes that need to be made.

•	Build the employee relations capability across the human resources team